EXHIBIT 99.1

Contact:
URS Corporation Sam Ramraj Vice President, Investor Relations (415) 774-2700	Sard Verbinnen & Co Hugh Burns/Jamie Tully/Meghan Stafford (212) 687-8080

SABRINA SIMMONS JOINS URS BOARD

SAN FRANCISCO, CA –January 26, 2011 – URS Corporation (NYSE:URS) today announced that Sabrina Simmons, Executive Vice President and Chief Financial Officer of Gap Inc., has joined the Company’s Board of Directors, effective immediately.

Martin M. Koffel, Chairman and Chief Executive Officer of URS, stated:  “We are pleased to welcome Sabrina Simmons to our Board of Directors.  Ms. Simmons brings significant financial expertise and a global management perspective that she has gained through senior financial positions at several major corporations, including Gap Inc.  She shares our commitment to building value for investors and her impressive professional credentials will be a tremendous asset to the Board and our Company as we pursue our strategic and operational goals.”

Ms. Simmons stated: “URS is a clear leader in its industry with exciting opportunities to serve clients and expand their business around the globe.  I am delighted to be joining the URS Board at this important time in URS’ evolution and I look forward to contributing to the Company’s continued success.”

Ms. Simmons has served as Executive Vice President and Chief Financial Officer of Gap, Inc. since January 2008. Prior to becoming its Chief Financial Officer, Ms. Simmons was Senior Vice President and Treasurer of Gap Inc. and later Executive Vice President.  Before joining Gap Inc., Ms. Simmons served as the Chief Financial Officer of Sygen International PLC, a British genetics company, where she also served as an executive member of the company’s Board of Directors.  Prior to Sygen, Ms. Simmons spent 5 years at Levi Strauss & Co. where she was assistant treasurer.  She also has held positions at Hewlett Packard Company and KPMG.

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Ms. Simmons holds a Bachelor of Science degree in Finance from the Haas School of Business at the University of California, Berkeley, where she was a Regent Scholar, and a Masters in Business Administration from the Anderson School at the University of California, Los Angeles. She is a California Certified Public Accountant.

URS Corporation (NYSE: URS) is a leading provider of engineering, construction and technical services for public agencies and private sector companies around the world. The Company offers a full range of program management; planning, design and engineering; systems engineering and technical assistance; construction and construction management; operations and maintenance; and decommissioning and closure services. URS provides services for power, infrastructure, industrial and commercial, and federal projects and programs. Headquartered in San Francisco, URS Corporation has approximately 46,500 employees in a network of offices in more than 40 countries (www.urs.com).
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